As filed with the United States Securities and Exchange Commission on September 21, 2005

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

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FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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ROCK OF AGES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	03-0153200
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

772 Graniteville Road
Graniteville, Vermont05654
(Address of Principal Executive Offices) (Zip Code)
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Rock of Ages Corporation 2005 Stock Plan
(Full title of the plan)

_________________________________

Kurt M. Swenson
Chairman, President and Chief Executive Officer
Rock of Ages Corporation
772 Graniteville Road
Graniteville, Vermont05654
(Name and address of agent for service)

(802) 476-3121
(Telephone Number, Including Area
Code, of Agent for Service)

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CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Class A Common Stock	550,000 shares	$5.44	$2,992,000.00	$353.00

(1)	The Class A Common Stock, par value $.01 per share (the "Class A Common Stock") being registered relates to option and restricted stock grants to be made in the future pursuant to the Rock of Ages 2005 Stock Plan (the "Stock Plan"), with option exercise prices to be determined. The aggregate number of shares to be registered is subject to adjustment by reason of recapitalization, stock splits, reverse stock split, stock dividends and other events pursuant to the terms of the Plan (the "Stock Plan"), as applicable. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares of Class A Common Stock shown in the table above, an indeterminate number of shares of the Registrant's common stock which may be subject to grant or otherwise issuable by operation of the provisions of the Stock Plan governing such adjustments.

(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low selling prices of the Class A Common Stock as reported on The Nasdaq National Market on September 19, 2005.

(3)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .0001177 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

    The documents containing the information specified in Part I have been sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:        Incorporation of Documents by Reference

        The Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been previously filed by the Registrant with the Commission:

(1)	Annual Report on Form 10-K for the year ended December 31, 2004 (filed with the Commission on March 30, 2005), as amended by Amendment No. 1 thereto on Form 10-K/A filed with the Commission on May 25, 2005;

(2)	Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 filed with the Commission on May 17, 2005 and Quarterly Report on Form 10-Q for the quarter ended July 2, 2005 filed with the Commission on August 16, 2005;

(3)	Current Reports on Form 8-K filed with the Commission on January 4, 2005, January 27, 2005, February 1, 2005, February 11, 2005, February 18, 2005, February 24, 2005, March 22, 2005, May 10, 2005, May 13, 2005, May 31, 2005, June 23, 2005, August 4, 2005 and August 11, 2005, in each case excluding information furnished under Items 2.02 or 7.01 and any related exhibits or portions thereof;

(4)	Current Report on Form 8-K/A filed with the Commission on February 24, 2005, excluding information furnished under Item 2.02 and the portions of the exhibit related thereto; and

(5)	The description of the Registrant's Class A Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 16, 1997, as amended by Form 8-A/A filed with the Commission on February 4, 1998, and including any amendment or report updating such description of the Class A Common Stock.

        Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:            Description of Securities

        Not applicable.

Item 5:            Interests of Named Experts and Counsel

        The validity of the shares of Class A Common Stock being registered by this Registration Statement has been passed upon by Michael B. Tule, Esq., Senior Vice President/General Counsel and Secretary of the Registrant. Mr. Tule is a full time employee of the Registrant.

Item 6:            Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner be reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation provides for elimination of directors' personal liability and indemnification as follows:

                "(Nine) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereto is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

        In addition, Article VIII of the Registrant's Amended and Restated By-Laws (the "Restated By-Laws") provides for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. Article VIII of the Restated By-Laws also permits the Registrant to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the Restated By-Laws would otherwise permit indemnification for that liability.

        The Registrant has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7:            Exemption from Registration Claimed

        Not applicable.

Item 8:            Exhibits

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997).

4.2

Amended and Restated By-Laws of the Registrant (as amended through April 6, 1999) (Incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and filed with the Securities and Exchange Commission on May 17, 1999).

4.3

Specimen Certificate for the Class A Common Stock of the Registrant (Incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997.

5.1	Opinion of Michael B. Tule, Esq.
23.1	Consent of KPMG LLP.
23.2	Consent of Michael B. Tule, Esq. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Rock of Ages Corporation 2005 Stock Plan (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2005).

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Item 9:            Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Graniteville, State of Vermont on this 21st day of September, 2005.

ROCK OF AGES CORPORATION

By: /s/Kurt M. Swenson Kurt M. Swenson Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt M. Swenson and Michael B. Tule, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Kurt M. Swenson Kurt M. Swenson	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	September 21, 2005

/s/ Douglas S. Goldsmith Douglas S. Goldsmith	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 21, 2005

/s/ Richard C. Kimball Richard C. Kimball	Vice Chairman of the Board of Directors	September 21, 2005

/s/ Pamela G. Sheiffer Pamela G. Sheiffer	Director	September 21, 2005

/s/ Charles M. Waite Charles M. Waite	Director	September 21, 2005

/s/ Frederick E. Webster Jr. Frederick E. Webster Jr., Ph.D.	Director	September 21, 2005

/s/ James L. Fox James L. Fox	Director	September 21, 2005

EXHIBIT INDEX

Exhibit Number	Description
4.1 (1)

Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997).

4.2 (2)

Amended and Restated By-Laws of the Registrant (as amended through April 6, 1999) (Incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and filed with the Securities and Exchange Commission on May 17, 1999).

4.3 (1)

Specimen Certificate for the Class A Common Stock of the Registrant (Incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997.

5.1	Opinion of Michael B. Tule, Esq.
23.1	Consent of KPMG LLP.
23.2	Consent of Michael B. Tule, Esq. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Rock of Ages Corporation 2005 Stock Plan (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2005).